UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report: November 24, 2009
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-34245	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 EAST MARKET STREET YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

(717) 845-3601
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE YORK WATER COMPANY

Item 8.01	Other Events

THE YORK WATER COMPANY ANNOUNCES 556th CONSECUTIVE DIVIDEND,
 INCREASES DIVIDEND,
AND COMPLETES THE BEAVER CREEK VILLAGE WATER SYSTEM ACQUISITION

York, Pennsylvania, November 24, 2009: The York Water Company's (NASDAQ:YORW) President and CEO, Jeffrey R. Hines, announced today that the Board of Directors at their November 23rd meeting increased the quarterly dividend from $0.126 per share to $0.128 per share.  The annualized dividend yield based on Monday’s stock market closing is about 3.5%. The dividend is payable January 15, 2010 to shareholders as of record date December 31, 2009.

This is the 556th consecutive dividend to be paid by The York Water Company and is the thirteenth consecutive year that the Company has increased its dividend.  York Water, which is the oldest investor owned utility in the nation, has paid dividends for 193 consecutive years beginning in 1816. This is believed to be the longest record of consecutive dividends in America.

York Water also announced the completion of the acquisition of the Beaver Creek Village water system. Beaver Creek, which served approximately 500 people, is now a part of York Water’s service population of over 175,000.  This is York Water’s third acquisition in the past twelve months.

According to President Hines, “York Water continues to grow to meet the needs of the region. In addition to providing “That good York water” to the residents of Beaver Creek Village, we will invest in replacing and upgrading our existing infrastructure and facilities so that we can continue our 193 year tradition of providing a safe, reliable supply of high quality water, while preserving our precious resources.”

This release contains forward-looking statements that are subject to various risks and uncertainties. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation, changes in weather, and other factors. The Company undertakes no obligation to update forward looking statements to reflect changes occurring after the date hereof.

THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

Date: November 24, 2009	By:	/s/Kathleen M. Miller
Kathleen M. Miller
Chief Financial Officer